Exhibit 10.20

AMENDMENT NO. 2 TO
EMPLOYMENT AGREEMENT

This Amendment No. 2 (the “Amendment”) to the Employment Agreement dated 25th day of February, 2009, as amended by Amendment No. 1, dated effective March 10, 2010 (together, the “Agreement”), is hereby made by and between National Health Investors, Inc., a Maryland real estate investment trust (“Company”), and Justin Hutchens, a resident of Tennessee (“Executive”), to be effective as of the date set forth below (the “Effective Date”).

WHEREAS, Executive and the Company previously entered into the Agreement pursuant to which Executive agreed to act as President and Chief Operating Officer of the Company and Executive further agreed to serve as the Chief Executive Officer of the Company when W. Andrew Adams is no longer serving in such capacity;
WHEREAS, the parties intended the Agreement to comply with section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations promulgated pursuant thereto (the “Regulations”);
WHEREAS, the Internal Revenue Service has issued Notices 2010-6 and 2010-80 providing for amendment to certain arrangements to clarify ambiguous terms and to correct any failure of the document to comply with section 409A of the Code;
WHEREAS, the Company and the Executive now desire to amend certain terms of the Agreement effective upon the Effective Date as set forth herein in order to clarify any ambiguous terms and conditions and to insure compliance with section 409A of the Code.
NOW, THEREFORE, for and in consideration of the promises herein, and other good and valuable consideration, Company and Executive do hereby agree to amend the Agreement as follows:

1.    The intent of the parties is that any bonus payable under Section 4.A.2 or Section 4.A.3 will not be nonqualified deferred compensation for the reason the bonus will be made on or before March 15th following the year to which such bonus is applicable although no payment date is stated in the Agreement. Further, the Company has, in the past, made such bonus payment on or before such date. However, in order to make clear that the payment is required to be made on or before such date and will be made within the short-term deferral period described in the Regulations, Section 4.A.2 of the Agreement is hereby deleted in its entirety and replaced with the following:

2.    Bonus. The Company will pay annual incentive compensation awards to the Executive as may be granted by the Board or the compensation committee of the Board (the “Compensation Committee”) under any executive bonus or incentive plan in effect from time to time (the “Annual Incentive Award”). The Annual Incentive Award for the first year of this Agreement shall be equal to Three Hundred Eighty Thousand Dollars ($380,000) (100% of Base

Salary). Any Annual Incentive Award payable hereunder will be paid by the Company on or before March 15th following the end of the year for which such Annual Incentive Award is being made. The Board or the Compensation Committee shall have the option of granting an Annual Incentive Award for the first year in different amounts, contingent upon performance of stipulated FFO and dividend goals of the Company established jointly by the Board and the Executive.

2.    Section 4.A.3 of the Agreement is hereby deleted in its entirety and replaced with the following:

3.    Alternative Compensation. As an alternative to Sections 4.A.1 and 2 above, Executive may elect at any time (except as provided below) to be compensated pursuant to the Cash Performance Incentive Plan attached hereto as Appendix A. In the event the Executive shall elect to be compensated pursuant to the Cash Performance Incentive Plan, such election shall be in lieu of the compensation provided in Sections 4.A.1 and 2 above and will continue for the remainder of this Agreement. After making such an election, Executive cannot elect to again be compensated as provided in Sections 4.A.1 and 2 above. This Cash Performance Incentive Plan will be driven by the Company’s FFO and dividend growth. An election pursuant to this Section 4.A.3 shall be made in the form satisfactory to the Company and shall be effective for the first calendar year beginning after the date the election is received by the Company. Any payment made under the Cash Performance Incentive Plan Annual Incentive Award will be paid by the Company on before March 15th following the end of the year for which such payment is being made.

3.    Section 6 of the Agreement is hereby deleted in its entirety and replaced with the following:

6.    Death or Disability. In the event Executive’s employment is terminated as a result of death or disability of the Executive during the Period of Employment, the Company’s obligation to make payments under this Agreement shall cease as of the date of death or disability, except for the Executive’s earned but unpaid Base Salary and Annual Incentive Award which will be paid on a prorated basis for that year. For purposes of this Agreement, disability shall mean the disability of Executive for longer than three (3) months which renders Executive unable to perform Executive’s duties under this Agreement with reasonable accommodation. The payment of earned but unpaid Base Salary due under this Section 6 will be made within thirty (30) days after Executive is terminated on account of death or disability and the payment of any earned but unpaid Annual Incentive Award will be made in accordance with Section 2 or 3, as applicable.

4.    Section 7.A of the Agreement is hereby amended by adding the following sentences to end thereof:

“If the payment made to Executive pursuant to this Section 7.A is subject to section 409A of the Code, it shall be made in accordance with Section 17.B (the “Release”).”

5.    Section 7.B of the Agreement is hereby amended by adding the following sentence to end thereof:

“Any payment due pursuant to this Section 7.B shall be made within ninety (90) days after termination of employment.”

6.    Section 7.D.3 of the Agreement is hereby deleted in its entirety and replaced with the following:

3.    “Constructive Discharge” means termination of the Executive’s employment by the Executive due to a material breach of the Company’s duties, responsibilities and obligations under this Agreement. Executive shall communicate any purported termination by Executive for Constructive Discharge by a written Notice of Termination for Constructive Discharge to the Company as provided herein. For the purposes of this Agreement, a Notice of Termination for Constructive Discharge shall mean a notice by Executive within ninety (90) days after the initial existence of the material breach by the Company specifying the existence of a material breach by the Company hereunder. Upon receipt of that notice, the Company shall have a period of sixty (60) days to remedy the condition or conditions specified in the Notice of Termination for Constructive Discharge; provided, however, such cure period may be extended by the Company for up to sixty (60) days by notice to Executive prior to the end of the initial sixty (60) day period if the Company is working diligently to cure such breach and reasonably needs an extension to affect such cure. The Notice of Termination for Constructive Discharge must specify a date of termination of not more than sixty (60) days after the last day of the Company’s cure period (including any extension thereof). If the Company remedies the condition within the cure period (including any extension thereof), the Notice of Termination for Constructive Discharge shall become ineffective and the Company shall have no obligations under this Agreement as a result of it.

7.    A new Section 17 is hereby added to the Agreement as follows:

17.    Section 409A Savings Clause.
A.    Application of Section 409A. To the extent of any compliance issues or ambiguous terms, this Agreement shall be construed in such a manner so as to comply with the requirements of Section 409A, and the rules set forth in this Section 17 shall apply with respect to any payments (but only such payments) that are subject to Section 409A notwithstanding any other provision of this Agreement.
B.    Timing of Payments. Notwithstanding the applicable provisions of this Agreement regarding the timing of payments, any payment due hereunder which is contingent upon receipt of the release described in Section 7.A shall be made, if at all, in accordance with this Section 17.B, and only if Executive has delivered to the Company a properly executed Release for which all legally mandated revocation rights of the Executive have expired prior to the end of the payment period. If Section 17.C is not applicable to the payment, such payment shall be made within ninety (90) days following the Termination Date; provided, however, that if the ninety (90) day period for payment specified in this Section begins in one taxable year of Executive and ends in a second taxable year of Executive, the payment will be made in the second taxable year. Further, provided, that if Section 17.C is applicable, the payment shall be made on the day following the expiration of six (6) months after the Termination Date. If the Company does not receive a properly executed Release, for which all rights of revocation have lapsed, prior to the ninetieth (90th) day following the Termination Date, Executive shall forfeit all rights to any payments under Section 7.A of this Agreement.
C.    Delayed Payments. (i) Notwithstanding any other payment schedule provided herein to the contrary, if, and only if, Executive is deemed on the Termination Date to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B), then the terms of this Section 17.C shall apply as required by Section 409A. Any payment that is considered deferred compensation under Section 409A payable on account of a “separation from service” shall be made on the date which is the earlier of (y) the expiration of the six (6) month period measured from the date of such “separation from service” of Executive or (z) the date of Executive’s death (the “Delay Period”) to the extent required under Section 409A. Upon the expiration of the Delay Period, all payments delayed pursuant to the immediately preceding sentence (whether they otherwise would have been payable in a single sum or in installments in the absence of such delay) shall be paid to Executive in a lump sum by the Company, and all remaining payments due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein; and
(ii)    To the extent that any benefits to be provided during the Delay Period are considered deferred compensation under Section 409A provided on account of a “separation from service,” and such benefits are not otherwise exempt from Section 409A, Executive shall pay the cost of such benefits during the Delay Period, and the Company shall reimburse Executive, to the extent that such costs otherwise would have been paid by the Company or to the extent that such benefits otherwise would have been provided by the Company at no cost to Executive, the Company’s share of the cost of such benefits upon expiration of the Delay Period, and any remaining benefits shall be reimbursed or provided by the Company in accordance with the procedures specified herein.
(iii)    No amount subject to the delay described in this Section 17.C may be made before the later of (i) 18 months following the date of correction, or (ii) six months following the date of termination of employment.
D.    Separation from Service. For purposes of this Agreement, the phrase “termination of employment” or any similar term or phrase shall mean Executive’s “Separation from Service” as defined by the default provisions of Treas. Reg. § 1.409A-1(h).

8.    In all other respects the Agreement is hereby ratified and affirmed.
IN WITNESS WHEREOF, the Company has caused this Amendment to be executed on its behalf by its duly authorized officer and Consultant has executed the same effective as of the 29th day of December, 2010.

NATIONAL HEALTH INVESTORS, INC.		EXECUTIVE
By:	/s/ Ted Welch	/s/ Justin Hutchens
Title:	Chairman, Compensation Committee	Justin Hutchens